Exhibit 1

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-________)
Filings Under the Public Utility Holding Company Act of 1935
("Act") __________, 1997

         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective. Central and South West Corporation, CSW Energy, Inc. and CSW Services International, Inc. (70-____)

         Central and South West Corporation ("CSW"), a registered holding company, its nonutility subsidiary, CSW Energy, Inc. ("Energy"), and Energy's nonutility subsidiary, CSW Services International, Inc. ("CSW O&M Sub"), have filed an application- declaration (the "Application") pursuant to the Act.
                  In summary, the Applicants seek an order of the Commission under Sections 6(a), 7, 9(a), 10, 12(b) and 13(b) of the Act, and Rules 43, 45, 51, 52, 58, 83, 86, 87, 88, 90, 91 and 94 thereunder, authorizing the Applicants and their subsidiaries to perform the following transactions related to a proposed investment by CSW and Energy in CSW O&M Sub, a subsidiary of Energy organized pursuant to authority under Rule 58 that is currently an energy-related company, as such term is defined in Rule 58 under the Act (an "Energy-Related Company"), and for the following exemptive relief related to such transactions: (i) for Energy or CSW O&M Sub to acquire the securities of and otherwise invest in companies ("Foreign Energy-Related Companies") that will be engaged in the sale of technical, operational, management and other similar kinds of services that use skills, abilities and expertise that have been developed in the course of utility operations, including all activities currently authorized by Rule 58 under the Act (collectively, "O&M Services"), within or outside the United States, in an aggregate amount up to $150 million (the "Aggregate

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Investment Amount"), (ii) for CSW and/or Energy to fund Energy's or CSW O&M
Sub's investment in Foreign Energy-Related Companies through intercompany loans, open account advances and capital contributions, (iii) for CSW and Energy to guaranty the securities, or performance of payment obligations under agreements, of CSW O&M Sub and its subsidiaries and Energy's subsidiaries that are Energy-Related Companies or Foreign Energy-Related Companies and to issue and use the proceeds of debt and equity securities for which there is recourse to CSW to invest in CSW O&M Sub or Foreign Energy- Related Companies in an aggregate amount not to exceed the Aggregate Investment Amount, (iv) for CSW O&M Sub and its subsidiaries and Energy's subsidiaries that are Energy-Related Companies or Foreign-Energy Related Companies to provide energy-related services to associate companies, other than CSW's domestic operating utility subsidiaries (collectively, the "Operating Companies"), at fair market prices, (v) for Energy to retain its investment in CSW O&M Sub and otherwise engage in such transactions if CSW O&M Sub does not qualify as an Energy-Related Company because it engages in the activities of a Foreign Energy-Related Company or because of its ownership of and investment in Foreign Energy-Related Companies and (vi) for such other relief as may be required under the Act.
         The estimate of the approximate amount of fees and expenses payable in connection with the transactions is $20,000.
                  Sections 6(a), 7, 9(a), 10, 12(b) and 13(b) of the Act, and Rules 43, 45, 51, 52, 58, 83, 86, 87, 88, 90, 91 and 94 thereunder, are or may be applicable to the proposed transactions. Specifically, Sections 6(a), 7 and 12(b) of the Act and Rule 43 thereunder are or may be applicable to the issuance by CSW O&M Sub to Energy of its securities, to the issuance by Foreign Energy-Related Companies to CSW O&M Sub of its securities and to the issuance by CSW or Energy of the Guarantees. Sections 9(a) and 10 of the Act and Rules 45 and 51 thereunder are or may be applicable to the acquisition by Energy of the securities of CSW O&M Sub or by Energy or CSW O&M Sub of the securities of any Foreign Energy- Related Company. To the extent not authorized by Rule 45(b) or 52 promulgated under the Act, Section 12(b) of the Act and Rule 45 or 52 thereunder are or may be applicable to any intercompany loans or open account advances made, directly or indirectly, by CSW to Energy, by Energy to its subsidiaries that are Foreign Energy- Related Companies or CSW O&M Sub and by CSW O&M Sub to its subsidiaries. Section 13(b) of the Act and Rules 83, 86, 87, 88, 91 and 94 thereunder are or may be applicable to the rendering of services by Energy's subsidiaries or CSW O&M Sub and its subsidiaries to associate companies, and the rationale of the Commission set forth in HCAR No. 26322 (Entergy Corporation, et al. Memorandum Opinion and Supplemental Order) issued in File No. 70-8105 is applicable to the rendering of services at fair market rates by Energy's subsidiaries and CSW O&M Sub and its subsidiaries to associate companies other than Operating Companies. To the extent any other sections of the Act, or rules thereunder, may be applicable to the proposed transactions, the Applicants seek, for itself and its respective subsidiaries and associates, appropriate orders thereunder.

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                  The Applicants state that the indirect investment by CSW in
Foreign Energy-Related Companies meets the requirements of Section 10 of the Act. The Applicants further state that Rule 54 under the Act is satisfied because Rules 53(a), (b) and (c) are satisfied.
         The Applicants state that no state or federal regulatory authority, other than the Commission under the Act, has jurisdiction over the proposed transactions.
         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                                   Jonathan G. Katz
                                                      Secretary


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